Exhibit 3

To Shareholders in the United States:

All parties of the Share Exchange Agreement referred to in this document, Seven & i Holdings Co., Ltd., Seven & i Net Media Co., Ltd. and Nissen Holdings Co., Ltd. have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

September 28, 2016

To Those Shareholders with Voting Rights

Tamaki Wakita President and Representative Director Nissen Holdings Co., Ltd. 26 NishiKujoinmachi, Minami-ku, Kyoto

Public Notice of Share Exchange

Nissen Holdings Co., Ltd. (the “Company”) hereby makes public notice that at the extraordinary general shareholders meeting of the Company held on September 27, 2016, the Company resolved to execute a share exchange through which Seven & i Net Media Co., Ltd. (4-5 Nibancho, Chiyoda-ku, Tokyo) will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary (the “Share Exchange”) with an effective date of November 1, 2016.

In line with the Share Exchange, pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act, shareholders opposed to the Share Exchange and exercising their rights to claim for repurchase of shares are requested to make a written notice to this effect and notify the number of shares of stock concerning the claim for repurchase of shares between the day 20 days prior to the effective date (October 12, 2016) and the day prior to the effective date (October 31, 2016).

When making this notice, shareholders must record the name of the account management institution (securities company, etc.) at which a transfer account has been opened and the subscriber account code, in addition to the contact phone number for the shareholder. Furthermore, when making such notice, the Company requests that shareholders also make request for conveyance of filing of individual shareholder notice and apply for transfer to the below designated account for stock concerning claim for repurchase of shares.

Additionally, in the event that transfer to the Company’s designated account is not completed by the day prior to the effective date (October 31, 2016), due to operational reasons for stock transfer procedures, it is possible that the claim for repurchase of shares will not be able to be executed. Accordingly, the Company believes that the above transfer application must be made toward the account management institution in use by around October 21, 2016, but as the specific period required for transfer differs by account management institution, please make early inquiry to the account management institution in use.

This handling is to avoid situations where stock purchase based on claim for repurchase of shares cannot be made and to secure certainty of the execution of shareholder rights, and the Company requests your understanding.

Transfer account (purchase account) management institution	Mitsubishi UFJ Trust and Banking Corporation
Nominal accountholder	Nissen Holdings Co., Ltd.
Subscriber account code	002887104308880000000

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